EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES FIRST-QUARTER RESULTS

STRONG PRICING AND VOLUME GROWTH LEAD TO IMPROVED MARGINS AND EARNINGS

RALEIGH, North Carolina (May 2, 2005) — Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the first quarter ended March 31, 2005. First-quarter net earnings were $7.1 million, or $0.15 per diluted share, compared with a 2004 first-quarter net loss of $6.5 million, or $0.14 per diluted share. The increase in earnings included a positive tax-related adjustment that contributed $0.02 to earnings per diluted share. The Corporation repurchased 740,000 shares of its common stock through open-market purchases during the quarter and held $103.1 million in cash at March 31, 2005.

For the quarter, net sales were $340.0 million, an increase of 14 percent over first-quarter 2004 net sales of $297.8 million. The Corporation reported earnings from operations of $18.9 million in the first quarter of 2005 compared with $4.3 million in 2004. Earnings were positively affected by strong increases in shipments and price compared with the prior-year quarter. Other nonoperating income and expenses, net, was income of $2.3 million in 2005 compared with income of $0.4 million in the year-earlier period. Income tax expense was $2.1 million in the first quarter of 2005 compared with an income tax benefit of $1.7 million in 2004 as a result of increased earnings during the first quarter of 2005. The 2005 income tax expense reflects the benefit of a decrease in tax reserves related to certain international tax issues currently under examination, which contributed $0.02 per diluted share to earnings for the quarter. Earnings from continuing operations were $8.3 million, or $0.17 per diluted share, for the first quarter of 2005 compared with a loss from continuing operations of $3.9 million, or $0.08 per diluted share, in the year-earlier period. For the quarter, the Company reported an after-tax loss of $1.2 million on discontinued operations in 2005 compared with an after-tax loss of $2.6 million in 2004.

Management Commentary:
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We were very pleased with our first-quarter results where continued increase in demand, strong pricing and cost control led to our seventh consecutive quarter with improved margins in our heritage aggregates products compared with the prior year’s comparable quarter. Shipments and production at heritage locations increased 7.2 percent and 7.0 percent, respectively. Shipments were particularly strong across the Southwest and the Southeast, as highway and commercial demand increased and residential demand remained strong. Aggregates pricing increased 5.6 percent at our heritage locations. The increases in shipments and pricing, coupled with continued cost control, resulted in a 310-basis-point improvement in gross margin in our heritage aggregates product line, in spite of increased pressures from rising diesel fuel prices, higher costs for repair and supply parts, and higher wages and benefits. Unit production cost of aggregates products decreased slightly compared with the prior-year period. Further, the quarter was favorably affected by the divestiture of nonstrategic operations.

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MLM Reports First-Quarter Results

May 2, 2005

“First-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, were very positive. Magnesia Specialties’ sales grew 19 percent as a result of strong lime sales to the steel industry and increased chemicals sales to a variety of end users, particularly for water treatment and acid neutralization, coupled with strong pricing improvement in both lime and chemicals products. Earnings from operations at Magnesia Specialties were $4.9 million compared with $3.0 million in the prior-year period. Specialty Products results for the first quarter of 2005 included a $2.6 million pretax loss on operations in the Structural Composites business.

“Selling, general and administrative expenses, which were relatively flat, declined as a percentage of net sales for the quarter from 10.6 percent in 2004 to 9.4 percent in 2005.

“The outlook for the Aggregates business for 2005 appears to be positive. Based on our most current analysis, we expect aggregates shipments volume to increase 2.5 percent to 4.5 percent and aggregates pricing to increase 3.5 percent to 4.5 percent. The Magnesia Specialties business is expected to generate between $19 million and $22 million in pretax earnings. We continue to advance our Structural Composites business with the introduction of prototype platform and tipper composite trailers at the Mid-America Trucking Show in Louisville, Kentucky, and further development and testing of other composite products for military, rail and general industrial uses. These product lines continue to receive favorable consumer interest. The Structural Composites business is expected to lose between $6 million and $8 million in 2005.

“With this backdrop, we currently expect net earnings per diluted share for 2005 to range from $2.90 to $3.25. Second quarter 2005 earnings per diluted share are expected to be in a range of $0.95 to $1.10. The volatility of energy prices, control of rising costs of supply parts and wages and benefits, state construction spending priorities, the degree of commercial construction recovery, continued strength in residential spending and the weather are the significant factors that will affect our performance within the earnings range.

“Our strong cash flow positions us well to keep our debt down while using excess cash in ways that are beneficial to our shareholders, which may include further stock repurchases, dividend increases, increases in capital expenditures and selective acquisitions. We continued our common stock repurchase plan during the quarter by repurchasing 740,000 shares at an aggregate cost of $41 million. We also increased our capital investments by $17.4 million as compared with the prior-year quarter.”

Operating Highlights:
Net sales for the Aggregates division for the first quarter were $309.5 million, a 14 percent increase over 2004 first-quarter sales of $271.4 million. Aggregates volume at heritage locations was up 7.2 percent while pricing increased 5.6 percent. Inclusive of acquisitions and divestitures, aggregates pricing increased 6.0 percent and aggregates shipments increased 7.0 percent. The division’s earnings from operations for the quarter were $16.6 million in 2005 versus $3.1 million in the year-earlier period.

Specialty Products’ first-quarter net sales of $30.5 million increased 16 percent over prior-year net sales of $26.4 million. Earnings from operations for the first quarter were $2.3 million compared with $1.2 million in the year-earlier period.

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MLM Reports First-Quarter Results

May 2, 2005

The Company will host an online Web simulcast of its first-quarter 2005 earnings conference call later today (May 2, 2005). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Daylight Saving Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5542, confirmation number 2692461.

For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; fuel costs; wage inflation and increasing employee benefits’ impact on labor costs; continued increases in the cost of repair and supply parts; transportation costs; ability to recognize increased sales and quantifiable savings from internal expansion projects; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Reports First-Quarter Results

May 2, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Net sales	$340.0	$297.8
Freight and delivery revenues	52.0	42.3

Total revenues	392.0	340.1

Cost of sales	290.9	261.9
Freight and delivery costs	52.0	42.3

Cost of revenues	342.9	304.2

Gross profit	49.1	35.9

Selling, general and administrative expenses	31.9	31.6
Research and development	0.1	0.2
Other operating (income) and expenses, net	(1.8)	(0.2)

Earnings from operations	18.9	4.3

Interest expense	10.8	10.3
Other nonoperating (income) and expenses, net	(2.3)	(0.4)

Earnings (Loss) before taxes on income	10.4	(5.6)
Income tax expense (benefit)	2.1	(1.7)

Earnings (Loss) from continuing operations	8.3	(3.9)

Discontinued operations:
Loss on discontinued operations, net of related tax benefit of $0.5 and $0.6, respectively	(1.2)	(2.6)

Net Earnings (Loss)	$7.1	$(6.5)

Net earnings (loss) per share:
Basic from continuing operations	$0.18	$(0.08)
Discontinued operations	(0.03)	(0.06)

	$0.15	$(0.14)

Diluted from continuing operations	$0.17	$(0.08)
Discontinued operations	(0.02)	(0.06)

	$0.15	$(0.14)

Dividends per share	$0.20	$0.18

Average number of shares outstanding:
Basic	47.1	48.3

Diluted	47.7	48.3

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MLM Reports First-Quarter Results

May 2, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Net sales:
Aggregates	$309.5	$271.4
Specialty Products	30.5	26.4

Total	$340.0	$297.8

Gross profit:
Aggregates	$43.7	$31.7
Specialty Products	5.4	4.2

Total	$49.1	$35.9

Selling, general, and administrative expenses:
Aggregates	$29.1	$29.1
Specialty Products	2.8	2.5

Total	$31.9	$31.6

Other operating (income) and expenses, net:
Aggregates	$(1.9)	$(0.6)
Specialty Products	0.1	0.4

Total	$(1.8)	$(0.2)

Earnings from operations:
Aggregates	$16.6	$3.1
Specialty Products	2.3	1.2

Total	$18.9	$4.3

Depreciation	$31.0	$30.9
Depletion	0.9	1.2
Amortization	1.4	1.5

	$33.3	$33.6

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$52.8	$34.6

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by (Used for) Operating Activities to EBITDA is as follows:

	Three Months Ended
	March 31,
	2005	2004
Net Cash Provided by (Used for) Operating Activities	$30.0	$(16.6)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	12.3	44.8
Other items, net	(1.9)	(1.1)
Income tax expense (benefit)	1.6	(2.8)
Interest expense	10.8	10.3

EBITDA	$52.8	$34.6

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MLM Reports First-Quarter Results

May 2, 2005

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2005	2004	2004
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$103.1	$161.6	$52.8
Accounts receivable, net	220.4	219.6	222.9
Inventories, net	224.9	209.3	229.7
Other current assets	37.1	33.8	44.4
Property, plant and equipment, net	1,106.7	1,065.2	1,038.7
Other noncurrent assets	71.7	80.3	60.0
Intangible assets, net	590.2	586.1	603.9

Total assets	$2,354.1	$2,355.9	$2,252.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$0.9	$1.0	$1.0
Other current liabilities	197.8	202.8	220.5
Long-term debt (excluding current maturities)	710.3	713.7	718.6
Other noncurrent liabilities	326.5	285.0	221.6
Shareholders’ equity	1,118.6	1,153.4	1,090.7

Total liabilities and shareholders’ equity	$2,354.1	$2,355.9	$2,252.4

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MLM Reports First-Quarter Results

May 2, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Net earnings (loss)	$7.1	$(6.5)
Adjustments to reconcile net earnings (loss) to cash provided by (used for) operating activities:
Depreciation, depletion and amortization	33.3	33.6
Losses (Gains) on sales of assets	0.3	(2.0)
Other items, net	1.2	(0.5)
Deferred income taxes	0.4	3.6
Changes in operating assets and liabilities:
Accounts receivable, net	(0.9)	8.7
Inventories, net	(13.1)	(16.4)
Accounts payable	(0.2)	(5.2)
Other assets and liabilities, net	1.9	(31.9)

Net cash provided by (used for) operating activities	30.0	(16.6)

Investing activities:
Additions to property, plant and equipment	(47.2)	(29.8)
Acquisitions, net	(3.9)	(5.6)
Proceeds from divestitures of assets	11.7	12.0

Net cash used for investing activities	(39.4)	(23.4)

Financing activities:
Repayments of long-term debt	(0.4)	(0.5)
Change in bank overdraft	(1.7)	0.8
Dividends paid	(9.4)	(8.7)
Repurchases of common stock	(44.3)	(25.0)
Issuance of common stock	6.7	1.1

Net cash used for financing activities	(49.1)	(32.3)

Net decrease in cash and cash equivalents	(58.5)	(72.3)
Cash and cash equivalents, beginning of period	161.6	125.1

Cash and cash equivalents, end of period	$103.1	$52.8

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MLM Reports First-Quarter Results

May 2, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2005
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	7.2%	5.6%
Aggregates Division (3)	7.0%	6.0%

	Three Months Ended
	March 31,
	2005	2004
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	38,787	36,167
Acquisitions	657	—
Divestitures (4)	32	713

Aggregates Division (3)	39,476	36,880

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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